Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

July 30, 2012

PERSONAL, PRIVATE AND CONFIDENTIAL

Liam Kelly

[ADDRESS INTENTIONALLY DELETED]

TERMS AND CONDITIONS OF EMPLOYMENT

Dear Mr Kelly

On behalf of Teleflex Medical Europe Limited (the “Company”), I am very pleased to confirm in writing the terms of your promotion and employment with the Company which will have effect from June 22, 2012 (the “Effective Date”). Your date of commencement with the Company was 1 April 2009 and your continuous service is recognised.

For the purposes of this agreement:

“Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.

“Group” means the Company and all Affiliates.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution, which may include a restricted competitor.

“Relevant Business” means the business or businesses from time to time carried on by the Group limited to the activities with which the Executive was materially concerned or involved in the course of his employment during the 12 month period prior to the Termination Date;

“Restricted Area” the international territory in which you managed the Company’s business in the twelve months prior to the Termination Date;

“Restricted Competitor” means CR Bard, Covidian, Coloplast, Astra Tech (div. of Dentsply), Smiths Medical, Intersurgical, B. Braun, Vygon, Ambu, Pajunk, and / or CareFusion, or any merged, acquiring or successor entity of any one of these organisations, or any third party that may, between the commencement of this Agreement and the Termination Date, acquire all or a substantial part of the assets or business of any one of these organisations.

“Severance Agreement” means the Senior Executive Severance Agreement entered into between the Company and me on July 30, 2012.

“Termination Date” means the date for which this Agreement is terminated by either party.

1.	Position

Your position with the Company will be EVP and President International.

2.	Place Of Work

On account of the travel commitment required in your role, you will be permitted to work from home at the above address. You agree that you will attend to work at the Company’s facilities currently located in Garrycastle Business & Technology Park, Athlone, County Westmeath, or such other location within Ireland as the Company may decide when the requirements of your role reasonably demand and where your duties in each case cannot reasonably be performed from home. You acknowledge and agree to travel within Ireland and abroad as reasonably required in carrying out your duties. You acknowledge in particular that by nature of your role and responsibility for all regions outside of the US, that this will require regular overseas (including long haul) travel and trips of up to 14 consecutive days or more at a time. Further detail on this is provided in the job description in the Schedule.

3.	Hours Of Work

Normal office hours are 39 hours per week, generally worked between 8.15 am and 5pm Monday to Thursday and 8.15 am to 4pm on Friday. However, given your position, there are no fixed hours of work. Your working hours will be such as may be requisite for the proper discharge of your duties and you are required to be flexible in relation to your hours. You will not receive additional compensation for working outside normal working hours. You further acknowledge that by reason of your senior position and as you determine your own working time, you are not covered by Part II of the Organisation of Working Time Act 1997.

4.	Reporting Structure

You will report directly to the President and Chief Executive Officer of Teleflex Incorporated. Your reporting line may change to reflect changes in the Group’s business organisation in which event you will report to such other senior management position in the Group as may be notified to you.

5.	Salary

5.1	Your base salary will be €300,000 gross per annum. This will be paid to you monthly in arrears, in accordance with the Company’s current practice, by credit transfer directly to your bank account.

5.2	Your salary will be reviewed annually in accordance with the Group’s salary review policy without any entitlement to an increase.

5.3	You shall not be entitled to separate fees or remuneration in respect of any position you may hold as director or secretary of the Company or any Affiliate Company.

5.4	The Company reserves the right to make deductions in respect of all sums from time to time owed by you to the Company or any Affiliate Company, from your pay or any other amounts which may be due to you by the Company including but not limited to bonus payments, commission, allowances or expenses. After giving you written notice and by your agreeing to the terms and conditions set out in this agreement, you consent to the deduction of such sums for the purposes of the Payment of Wages Act 1991.

6.	Target Bonus

6.1	You will be eligible to participate in such bonus scheme as the Company and the Group may implement from time to time for employees at your level which will be based on the achievement of Company and / or Group and / or individual performance objectives as may be established by the Group in its sole discretion. The terms and conditions of such plan will be determined by the Group in its absolute discretion and you are not guaranteed any specific amount of incentive compensation. Such scheme may be amended or terminated by the Group at any time and any eligibility to participate in this scheme is subject strictly to terms of this scheme as may be amended from time to time.

6.2	Subject to any subsequent agreement with you, the payment of any bonus to you is subject to you being in the employment of the Company and there being no notice of termination in effect on December 31 of the year for which the bonus payment is being made.

7.	Expenses

All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company in accordance with the Group expense policy in effect from time to time.

8.	Holidays

8.1	Annual leave entitlement is 24 days. Further details can be found in our Employee Handbook.

8.2	The Company’s holiday year runs from 1 January to 31 December. Holidays from the previous year may not be carried over to the following year except with the written consent of your direct supervisor.

8.3	Upon termination of your employment you will be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your holiday entitlement and the amount so due will be deducted from your final salary or other termination payment.

9.	Benefits

9.1	Pension

You will be entitled to participate in the Company’s Defined Contribution Scheme (the “Scheme”) on the commencement of your employment. The Company will contribute a payment equivalent to 12% of your base salary into the Scheme on your behalf, subject to you also contributing 5% of your base salary and the terms of the Scheme. Please refer to the Company’s current Pension Booklet. Whilst the Company intends to continue the operation of the Scheme indefinitely it must as a matter of ordinary business prudence reserve its right to amend or terminate the Scheme at its discretion.

The normal retirement date from the Company’s employment is your 65th birthday. If you opt to join the Scheme, your retirement benefits will become payable from this date.

9.2	Private Health Cover

You continue to be eligible to receive fully subsidised health insurance for yourself and your dependants (Aviva Heathcare Cover — Healthmanager or equivalent), subject to completion of an application form.

9.3	Life Assurance

On the commencement of your employment, you will be eligible for life assurance to the value of 4 times your annual base salary under the Company’s life assurance policy with Friends First and cover will be subject to completion of whatever forms and provision of whatever information the Company and Friend First require. The cover will continue for as long as you are employed up to the retirement age of 65.

9.4	Permanent Health Insurance

You will be eligible to participate in the Company permanent health insurance scheme, under which you may be eligible to receive two thirds of your annual salary (inclusive of Social Welfare benefit to which you may be entitled whether or not recovered by you) if absent from work for a period of 26 weeks or more due to illness or injury, subject to clause 13.

9.5	Car Allowance

You will receive a monthly car allowance of €1,500.00 (subject to the usual tax deductions).

9.6	Stock Incentive Plan

The Company shall procure that you will become a Participant as defined in the Teleflex Incorporated 2008 Stock Incentive Plan on such terms as the Group Board may decide and provided always that you are permitted to be a Participant by the rules of the Plan.

9.7	Change in Benefits

All benefits will be subject to the terms and conditions of the benefit plan under which they are provided. The Company and / or Group reserve the right at all times to vary or discontinue any benefit plans (including any Company pension contributions) in which you may be entitled to participate and / or to substitute new benefit plans for any plan in which you may be eligible to participate. Any Company and /or Group benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

9.8	Cessation of Benefits

All benefits payable or otherwise made available to you under any Company or Group benefit plan(s) in which you may be entitled to participate from time to time shall automatically cease, as shall your eligibility to participate in such plan(s), upon the termination of your employment for any reason whatsoever, save where otherwise expressly agreed. In the event of such termination, neither the Company nor the Group shall be under any obligation to replace the terminated or discontinued benefit plan(s) and / or provide the same or similar benefits or compensation in lieu.

10.	Duties

10.1	During the course of your employment it may be necessary to expand or raise your job duties, within the general scope of your position, or change your function within the Company or the Group. The Company reserves the right to change your function and / or assign other or take away certain job duties to you at any time, it being understood that you will not be assigned duties which you cannot reasonably perform.

10.2	You will carry out the duties assigned to you from time to time by the Company and / or Group for the Company and Group. Please see the attached Schedule for a list (non-exhaustive) of your key responsibilities / duties. Your area of work and / or specific responsibilities may be altered from time to time by the Company and / or Group as the needs of the business dictate.

10.3	You agree that at all times during your employment with the Company you will:

(i)	devote the whole of your working time to the duties assigned to you;

(ii)	faithfully and diligently serve the Company and Group;

(iii)	act only in such a way as to promote and protect the interests of the Company and Group;

(iv)	obey all reasonable and lawful directions given to you by the President and Chief Executive Officer of Teleflex Incorporated and/or any other senior manager(s) to whom you are assigned to report;

(v)	report on a timely basis to the President and Chief Executive Officer of Teleflex Incorporated, and/or any other senior manager(s) to whom you are assigned to report, on any matters concerning the affairs of the Company or any Affiliate as is reasonably required; and

(vi)	comply with such policies and procedures as apply to employees of the Company and Group generally.

(vii)	take any such office as a director in any other Affiliate as requested.

10.4	You shall use your best endeavours to promote the interests, business and welfare of the Company and Group and shall not, without first obtaining the consent of the Company in writing, either solely or jointly with or as director or manager or agent of any other person or persons, firm or corporation or in any other capacity directly or indirectly carry on or be engaged or (save as the holder or beneficial owner for investment purposes of not more than 1% in nominal value of any class of securities of any company quoted on any recognised public stock market) be concerned or interested whether as an employee, consultant, officer or representative in any trade, business or occupation other than that of the Group.

10.5	Your office as a director of the Company or any Affiliate is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.

10.6	The termination of any directorship or other office held by you, by the Company or Affiliate will not terminate your employment or amount to a breach of terms of this agreement.

10.7	You must not resign your office as a director of the Company or any Affiliate without the agreement of the Company or the Affiliate Company.

11.	Termination with notice

11.1	Your employment hereunder may be terminated at any time by one party giving the other three months’ notice in writing.

11.2	Where notice of termination of your employment is given, whether by you or the Company, the Company will have the right to:

(i)	pay you in lieu of notice (or the remaining balance) the amount of your entitlement to basic salary, prorated car allowance, medical insurance and life assurance in respect of such notice period; or

(ii)	require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you in your employment and / or to cease attending your place of work and / or to cease contact with the Company’s or Group’s employees and customers in relation to Group related business matters, during such period, any such period to be referred to hereinafter as a “Garden Leave Period”. During a Garden Leave Period, you will remain subject to the provisions of this agreement and to your obligation of fidelity to the Company and Group, and you will continue to receive your basic salary, prorated car allowance, medical insurance and life assurance. However, subject to any post termination obligations that may apply, you will be free to seek new employment to commence following the termination of the Garden Leave Period.

(iii)

In the event that notice of termination has been given by either you or the Company, provided always that the Company shall continue to pay your basic salary, prorated car allowance, medical insurance and life assurance until your employment terminates, the Company may in its absolute discretion without breaking the terms of your contract of employment or giving rise to any claim against the Company and / or Group for all or part of your notice period:

a) exclude you from the premises of the Company and / or Group;

b) require you to carry out specified duties for the Company and / or Group or to carry out no duties;

c) announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);

d) instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company and / or Group until your employment has terminated.

For the avoidance of doubt, your duties and obligations under this contract continue to apply during any period of exclusion.

12.	Termination without notice

Your employment may be terminated with or without prior notice if any time you:

12.1	are guilty of any gross misconduct, gross default or wilful neglect in the discharge of your duties of your employment or in connection with or affecting the business of the Company and / or Group;

12.2	are guilty of any material breach or material non-observance or persistent breaches or non-observances of the provisions contained in this agreement;

12.3	commit any serious act of dishonesty or repeated acts of dishonesty;

12.4	become subject to the provisions concerning disqualification or restriction contained in Part VII of the Companies Act, 1990 or any similar legislation in any other jurisdiction;

12.5	are convicted of any offence (other than minor traffic offences) or any other offence which in the opinion of the Company affects your position with / and or the reputation of the Company and /or Group; or

12.6	are guilty of any material or repeated breach of any Company and / or Group policy or procedure.

13.	Illness

13.1	If you are at any time prevented by illness, injury, accident or any other circumstances from discharging all your duties for a period of three consecutive days, then a satisfactory certificate will be required from your doctor in respect of such absence.

13.3	Company sick pay is provided for under the Company’s Illness Salary Protection Plan. It is paid entirely at the Company’s discretion and subject to your compliance with the Company’s Absence/Sick pay policy and procedures. Where sick pay is paid, it will be calculated by reference to your basic salary less any Social Welfare payments which you are eligible to receive, whether or not actually recovered by you.

13.4	Notwithstanding the provision of permanent health insurance under clause 9.4, if you are at any time prevented by illness, injury, accident or any other circumstances beyond your control from discharging all your duties hereunder for an aggregate or consecutive total of 180 or more days in any 12-month period, the Company may terminate your employment upon service of such minimum notice as is required under statute.

13.5	In the event of your absence from work or inability to perform the duties of your position due to illness or accident, the Company reserves the right to refer you for medical examination to a medical practitioner nominated and paid for by the Company. The Company shall be entitled to receive full details of any such medical examinations, and to disclose them to its professional advisors.

14.	Disciplinary and Grievance rules and procedure

14.1	You will conduct yourself with propriety at all times and with due regard for the Company and each of its Affiliates and the clients and employees of each such company.

14.2	The Company has no formal disciplinary policy in place for employees in your position and will deal with disciplinary matters in a manner considered by the Company to be appropriate in the particular circumstances, using the standard Company disciplinary procedure, revised as appropriate. In the event of perceived misconduct, you may be suspended forthwith in order to consider and investigate the allegation and decide what action or procedure would be appropriate to adopt. Your normal remuneration will be paid to you during any suspension. In all disciplinary matters you will be presented in writing with the totality of the allegations outstanding against you, will be given the right to respond, will have the opportunity to be represented at any disciplinary hearing by a colleague and will have a right of appeal against any disciplinary action taken.

14.3	If you have a grievance relating to your employment, you should raise the matter in writing with the Chief Administrative Officer of the Group. If you are dissatisfied with the outcome, you may appeal the decision in writing to the President and Chief Executive Officer whose decision shall be final. If it is inappropriate to address it to the Chief Administrative Officer, you may raise it with the President and Chief Executive Officer in the first instance.

15.	Confidentiality

15.1	You will not except as authorised or required by your duties reveal to any person, persons or company any information of a confidential or proprietary nature, including any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its Affiliates or their existing or potential customers which may come to your knowledge during the period of your employment with the Company (“Confidential Information”). You will keep all Confidential Information entrusted to you completely secret and will not use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its Affiliates or their existing or potential customers or its or their business or businesses, or may be likely so to do. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this agreement.

15.2	You will not during the term of your employment with the Company make otherwise than for the benefit of the Company or any Affiliate any notes or memoranda relating to any matter within the scope of the business of the Company, its Affiliates or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company or any Affiliate Company, it being the intention of the parties that all such notes or memoranda made by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

16	Proprietary rights

16.1	In this clause 16 “IP” means all intellectual property rights of whatever nature, including inventions (whether patentable or not and whether or not patent protection has been applied for or granted), developments and improvement upon or additions to an invention, patents, copyright and related rights (including computer software and preparatory and design materials therefore), moral rights, trade marks and service marks whether registered or unregistered, business names, logos, art work, slogans, processes, registered and unregistered designs (whether or not design rights subsist in them) and database rights, know-how, confidential information and trade secrets and all rights or forms of protection of a similar nature and all applications or entitlement to apply for any of the foregoing which may exist anywhere in the world.

16.2	You acknowledge and agree that if at any time in the course of, or in connection with, your employment under this Agreement, whether or not during normal working hours or at the premises or using facilities of the Company or an Affiliate or otherwise, you create or discover or participate in the creation or discovery of any IP directly or indirectly relating to, or capable of being used in, the business carried on by the Company or by any Affiliate Company, full details of the IP will immediately be disclosed in writing by you to the Company and the IP will be the absolute property of the Company (or a nominee of the Company where the Company requires) immediately upon the creation of such IP.

16.3	If and whenever required so to do (whether during or after the termination of your employment) you will without charge and at the expense of the Company or its nominee undertake to give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the IP and you undertake to apply or join in applying for agreements patent or other form of protection for any IP referred to in this clause 17 and execute all instruments and do all things considered necessary in the absolute discretion of the Company in relation to the said IP including vesting all right and title to such IP when obtained in the Company (or its nominee) as sole beneficial owner, or in such other person as the Company may require.

16.4	To the extent that ownership of the IP does not automatically vest in the Company as a consequence of your employment, you agree to assign to the Company to the fullest extent permitted by law with full title guarantee and with effect from its creation, all future IP created or discovered by you during the course of your employment whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or an Affiliate or otherwise.

16.5	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of the clause 16. A certificate in writing signed by any executive or the Secretary of the Company that any instrument or act falls within the authority conferred in this clause 16.5 will be conclusive evidence that such is the case in favour of a third party.

16.6	To the extent that you cannot assign any IP to the Company (or its nominee), it is agreed that any such right (including, where applicable, any moral right such as a right of paternity or integrity) will be waived as against the Company. You may not under any circumstances exercise any IP against the Company or any of its Affiliates or any nominee of any of them.

16.7

By signing this contract you acknowledge for the avoidance of doubt that any discovery, invention, process or improvement in procedure made or discovered by you, any IP rights in any material created by you and any preparatory or specification documents and materials created by you in the course of your employment with or engagement by the Company during the period prior to the date of this agreement, is (and has been from the beginning) to the fullest extent permitted by law the property of and vests solely and absolutely in the Company and that you shall disclose such immediately to the Company to the extent not already explicitly disclosed to the Company. You also acknowledge that any rights of action which have accrued or will accrue vest solely and absolutely in the Company. You agree that at no time will you attempt to assert any rights or make any claim in respect of any such IP rights against the Company or its licensees or successors in title.

17.	Restrictive Covenants.

17.1	You acknowledge:

(a)	that the Group is in a unique and highly specialised business;

(b)	that the Group’s market is international in scope with a limited number of competitors;

(c)	that the Group possess a valuable body of Confidential Information;

(d)	that the Group will give you access to Confidential Information in order to carry out your duties;

(e)	that your duties include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Group;

(f)	that your knowledge of Confidential Information directly benefits you by enabling you to perform your duties;

(g)	that unless required for the performance of your duties the disclosure of any Confidential Information to any actual or potential competitor of the Group will place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business;

(h)	that if, on leaving the employment of the Company, you were to hold any position in any actual or potential competitor to the Relevant Business, it could place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.

17.2	Competition and Non-Solicitation

During the continuance of this Agreement and for a period of 12 months (such period to be reduced by such period spent on garden leave) from the Termination Date, whether terminated by the Company or by you, you shall not within the Restricted Area, without the prior written consent of the Company;

(a)	directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other Person;

(i)	be engaged, concerned or interested in any capacity either on your own behalf or in conjunction with or on behalf of any other Person in the Relevant Business or in any business wholly or partly in competition with the Relevant Business;

(ii)	solicit or entice or endeavour to solicit or entice away from the Company or any Affiliate or employ any Person who was employed in a senior executive, supervisory, technical, sales or administrative capacity by the Company or any Affiliate, at any time during the 12 months preceding the Termination Date;

(iii)	directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company or any Affiliate (including, by divulging any Confidential Information to any competitor or potential competitor of the Company or any Affiliate) any Person who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a material or regular customer of the Company or any Affiliate with whom you had direct personal contact as a representative of the Company or any Affiliate, or a potential material or regular customer whose identity is known to you at the Termination Date as one whom the Company or any Affiliate was actively soliciting as a potential customer within six (6) months prior to the Temrination Date;

(iv)	interfere or seek to interfere or take steps as may interfere with the continuance of supplies to the Company or any Affiliate (or the terms relating to such supplies) from any Persons who are or who have been supplying components, materials, goods or services to the Company or to any Affiliate at any time during the 12 month period immediately preceding Termination Date; or

(v)	be engaged, concerned or interested in any Person who is or was at any time during the period of 12 months immediately preceding the Termination Date a significant or regular customer of or supplier to the Company or any Affiliate , or who is or had been during the said 12 month period negotiating with the Company for the supply of a significant volume of services or goods, if such engagement, concern or interest causes or would cause the supplier or customer to cease or materially to reduce its orders or contracts with, or the volume of goods and services received from the Company or any Affiliate.

17.3	You acknowledge and agree as follows:

(i)	that the restrictions set out in clause 17.2(a)(i) apply in the Restricted Area to Restricted Competitors only; and

(ii)	that the list of Restricted Competitors does not represent the entirety of the market in which the Group and you are engaged, and excludes a number of significant multinational businesses covering the markets that you are responsible for on behalf of the Company and Group, and as such, the restrictions set out in this clause 17 do not in any way impact on your ability to obtain employment outside of the Company or Group.

17.4	You agree that if during the continuance in force of the restrictions set out in this clause 17, you receive an offer of employment from any person, you will immediately provide that person with a complete and accurate copy of this clause 17.

17.5	You acknowledge that while it is the intention of the parties to this Agreement that the restrictions set out in this clause 17 are no greater than is necessary for the protection of the interests of the Company and any Affiliate, nevertheless in the event that any of the said restrictions be adjudged to be invalid or unenforceable by any court of competent jurisdiction but would be adjudged fair and reasonable if any part of the wording thereof were amended, modified, deleted or reduced in scope, then this clause 17 shall apply with such amendments, modifications, deletions and reductions in scope as may be necessary to make them valid and effective.

17.6	Nothing contained in this clause 17 shall act to prevent you from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company or Group.

17.7	You acknowledge that you may be subject to a separate but identical restriction in the Severance Agreement, which shall run in parallel with the restriction contained in this Agreement and accept that in the event that the restriction contained in the Severance Agreement does not apply to you, or is deemed by a court of competent jurisdiction not to apply to you, that the restrictions contained in this Agreement shall continue to apply.

17.8	Return of Company and Group Property.

Upon Termination of Employment you will deliver to the person designated by the Company all originals and copies of all documents and property of the Company and / or Group in your possession, under your control, or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any Confidential Information.

18	Resignation from offices / Return of property on termination

18.1	On termination of your employment, you will resign from all directorships and other offices that you hold by reason of your employment with the Company and / or Group. If you fail to do so within seven days, the Company and / or Group is hereby irrevocably authorised to appoint some person as attorney in your name and on your behalf to sign documents or do any things necessary to give effect to the provisions of this clause.

18.2	On termination of your employment or at any time if so requested by the Company whether or not a formal written request is made, you will return to the Company all items of property in your possession which are the property of the Company and / or Group including, but not limited to, all correspondence, documents, specifications, papers, customer lists, lists of business contacts, diskettes and other storage media, drawings, sketches, prints, notebooks, reports and data which are the property of the Company and /or Group.

19.	Retirement

Your normal retirement age is your sixty-fifth birthday.

20.	Severability

In the event that any condition in this agreement is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this agreement and such void conditions will be deemed to be severable.

21.	Data processing

21.1	The Company and / or Group will hold computer records and personnel files relating to you. These will include your employment application, references, bank details, performance appraisals, holiday records, salary reviews and remuneration details, employee share scheme participation (if applicable) and other records. The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. You hereby agree and consent that the Company and / or Group may, when necessary for those purposes, make such data available to its advisors, to parties providing products and / or services to the Company and / or Group (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Revenue Commissioners), to any potential purchasers of the Company or its business (on a confidential basis) and as required by law.

22.2	Certain personal data is classified as “sensitive personal data”. This is personal data relating to a person’s racial or ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, physical or mental health, sexual life, criminal convictions or the alleged commission of an offence, and proceedings for an offence committed or alleged to have been committed. Sensitive personal data may include records or sickness absence, medical certificates and medical reports. The purpose of processing this type of information is to administer sick pay and to monitor and manage sickness absence and to comply with health and safety legislation and other legal obligations. If sensitive personal data relating to you is being processed for reasons otherwise than those set out above or as permitted under the Data Protection Acts, your explicit consent will be sought.

22.2	By agreeing to the terms and conditions set out in this agreement, you hereby agree and consent that the Company may process personal data relating to you for the purposes set out above.

23.	Use of IT equipment

23.1	You acknowledge that the Company and / or Group may legitimately monitor any communications sent or received by you either in the performance of your duties or by way of the Company’s and / or Group’s networks and consent to such monitoring for the purposes of:

(i)	ensuring proper working order of the IT systems;

(ii)	ensuring that employees comply with the Company’s and / or Group’s practices and procedures;

(iii)	investigating misconduct;

(iv)	preventing or detecting crime; and

(v)	investigating or detecting the unauthorised use of the Company’s and / or Group’s IT systems.

For the purposes of this clause 23:

“monitoring” means the checking, recording and reviewing of telephone calls, computer files, records and emails, and the undertaking of any other compliance, security or risk analysis checks the Group reasonably considers necessary; and

“networks” includes the Group’s telephone, voicemail system and the Group’s email, internet and intranet networks.

23.2	You undertake, at all times, to comply with all conditions of use which may from time to time be imposed by the Company and / or Group with regard to the use of the equipment networks and systems provided by the Group including without limitation the Group’s internet, intranet and email policy.

24.	Changes

The Company may make reasonable changes to your terms and conditions of employment as the needs of the business dictate. You will be given notice of such changes. Material changes will be subject to your consent.

25.	Reconstruction or Amalgamation

If your employment under this agreement is terminated by reason of the liquidation of the Company for the purpose of reorganisation, reconstruction or amalgamation and you are offered a contract of employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this agreement, then you shall have no claim against the Company and / or Group in respect of the termination of this agreement.

26.	Counterparts

26.1	This agreement may be executed in counterparts by each of the parties and any single counterpart or set of counterparts signed in either case by both of the parties shall be deemed to constitute a full and original contract for all purposes.

27.	Governing law

This agreement shall be governed by and construed in accordance with the laws of Ireland and the Courts of Ireland shall have the exclusive jurisdiction in relation to all matters related therein.

28.	Miscellaneous provisions

28.1	Any notice under this agreement will be given in writing and will be deemed to have been duly given if delivered personally to the addressee or the duly authorised agent of the addressee or sent by prepaid registered post to the last known address of the party to whom such notice is given. Any such notice will be deemed to have been duly given at the time of delivery if delivered personally, or two working days after posting if sent by prepaid registered post.

28.2	This agreement is in substitution for all previous agreements and undertakings (if any) either written or verbal between the Group and you regarding your employment, and all such agreements and undertakings will be deemed to have been terminated by mutual consent as from the date of your execution of this agreement.

If you choose to accept the terms and conditions of employment set out in this agreement, please sign the enclosed copy of the agreement and return it to me.

Yours sincerely

/s/ Gerard McCaffrey
Duly authorised for an on behalf of Teleflex Medical Europe Limited

EXECUTIVE ACKNOWLEDGEMENT

I accept the terms and conditions of employment as set out in the Company’s agreement dated July 30, 2012 of which this is a copy.

I further confirm that I am not accepting these terms and conditions in reliance on any representation or warranty not set out in this agreement.

Signed:	/s/ Liam Kelly
Liam Kelly

Dated:	July 30, 2012